UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2015

Trinseo S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	N/A
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

001-36473

(Commission File Number)

1000 Chesterbrook Boulevard, Suite 300 Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

(610) 240-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Indenture

On May 5, 2015, Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. (together, the “Issuers”), each an indirect, wholly-owned subsidiary of Trinseo S.A. (the “Company”) executed an indenture with The Bank of New York Mellon (the “Trustee”) pursuant to which the Issuers issued $300,000,000 aggregate principal amount of 6.750% Senior Notes due 2022 (the “Dollar Notes”) and €375,000,000 aggregate principal amount of 6.375% Senior Notes due 2022 (the “Euro Notes,” and together with the Dollar Notes, the “Notes”).

The Dollar Notes bear interest at a rate of 6.750% per annum and the Euro Notes bear interest at a rate of 6.375% per annum. Interest on the Notes is payable semi-annually on May 1 and November 1 of each year, commencing on November 1, 2015, and the Notes mature on May 1, 2022.

At any time prior to May 1, 2018, the Issuers may redeem the Euro Notes and/or the Dollar Notes in whole or in part, at their option at a redemption price equal to 100% of the principal amount of such Notes plus the relevant applicable premium as of, and accrued and unpaid interest to, but not including, the redemption date. At any time and from time to time after May 1, 2018, the Issuers may redeem the Euro Notes and/or the Dollar Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the notes redeemed to, but not including, the redemption date:

12-month period commencing May 1 in Year	Percentage: Euro Notes	Percentage: Dollar Notes
2018	103.188%	103.375%
2019	101.594%	101.688%
2020 and thereafter	100.000%	100.000%

At any time prior to May 1, 2018, the Issuers may redeem up to 40% of the aggregate principal amount of each of the Dollar Notes and the Euro Notes, either together or separately, at a redemption price equal to 106.750% of the principal amount thereof for the Dollar Notes and 106.375% of the principal amount thereof for the Euro Notes plus, in each case, accrued and unpaid interest to, but not including, the redemption date, in an amount equal to the aggregate gross proceeds from certain equity offerings.

The Notes are the Issuers’ senior unsecured obligations and rank equally in right of payment with all of the Issuers’ existing and future indebtedness that is not expressly subordinated in right of payment thereto. The Notes will be senior in right of payment to any future indebtedness that is expressly subordinated in right of payment thereto and effectively junior to (a) the Issuers’ existing and future secured indebtedness, including the Company’s accounts receivable facility and the Issuers’ Senior Credit Facility (as defined below), to the extent of the value of the collateral securing such indebtedness and (b) all existing and future liabilities of the Issuers’ non-guarantor subsidiaries.

The Indenture provides that each of the following is an Event of Default (as defined in the Indenture) with respect to the Notes: (1) default in any payment of interest, if any, on any Note when due and payable, continued for 30 days; (2) default in the payment of the principal amount of or premium, if any, on any Note issued under the Indenture when due at its Stated Maturity (as defined in the Indenture), upon optional redemption, upon required repurchase, upon declaration or otherwise; (3)

failure to comply for 60 days (or in the case of a failure to comply with certain obligations to provide reports to note holders, 120 days) after written notice by the Trustee on behalf of the note holders or by the note holders of at least 30% in principal amount of the outstanding Notes with the Issuers’ agreements or obligations contained in this Indenture; (4) default under any mortgage, indenture instrument evidencing any indebtedness for money borrowed by the Issuers caused by failure to pay the principal of such indebtedness at maturity and results in its acceleration, the principal amount of which equals $75.0 million or more; (5) failure by the Issuers or any significant subsidiary to pay a final unindemnifiable judgment of $75.0 million or more for more than 60 consecutive days after such judgment becomes final; (6) any guarantee pursuant to the terms of the Indenture ceases to be in full force and effect other than in accordance with the Indenture; (7) either Issuer or any subsidiary consents or acquiesces to the institution of bankruptcy or insolvency proceedings against it or any foreign equivalent; or (8) a court of competent jurisdiction enters an order or decree under any bankruptcy law that certain specified events have occurred provided, that a default under items 3, 4, or 5 above will not be an Event of Default unless the Issuers receive notice of such default and fail to cure within the time period specified in the Indenture.

The Indenture contains customary covenants, including restrictions on the Issuers’ and certain of its subsidiaries’ ability to incur additional indebtedness and guarantee indebtedness; pay dividends on, redeem or repurchase capital stock; make investments; prepay certain indebtedness; create liens; enter into transactions with the Issuers’ affiliates; designate the Issuers’ subsidiaries as Unrestricted Subsidiaries (as defined in the Indenture); and consolidate, merge, or transfer all or substantially all of the Issuers’ assets. The covenants are subject to a number of exceptions and qualifications. Certain of these covenants, excluding without limitation those relating to transactions with the Issuers’ affiliates and consolidation, merger, or transfer of all or substantially all of the Issuers’ assets, will be suspended during any period of time that (1) the Notes have Investment Grade Ratings (as defined in the Indenture) and (2) no default has occurred and is continuing under the Indenture. In the event that the Notes are downgraded to below an Investment Grade Rating, the Issuers and certain subsidiaries will again be subject to the suspended covenants with respect to future events.

The foregoing description of the Indenture is qualified in its entirety by reference to the complete terms and conditions of the Indenture, a copy of which is filed herewith as Exhibit 4.1, and is incorporated herein by reference.

Credit Agreement

On May 5, 2015, the Issuers (or the “Borrowers”), together with Trinseo Holdings S.à r.l., and Trinseo Materials S.à r.l., both wholly-owned subsidiaries of the Company, entered into a senior secured credit agreement (the “Credit Agreement”) with Deutsche Bank AG New York Branch, as administrative agent, collateral agent L/C issuer and swing line lender, Citigroup Global Markets Inc., as syndication agent, and the lenders from time to time party thereto, that provides senior secured financing of up to $825.0 million (the “Senior Credit Facility”).

General. The Senior Credit Facility provides for senior secured financing consisting of a (i) $325.0 revolving credit facility, with a $25.0 million swingline subfacility and a $35.0 million letter of credit subfacility (the “Revolving Facility”) and (ii) $500.0 million senior secured term loan B facility (the “Term Loan”). Amounts under the Revolving Facility are available in U.S. Dollars and Euros. In addition, the Borrowers may request incremental revolving credit commitments or term loans up to an amount equal to (x) $325.0 million plus (y) the amount of incremental revolving credit commitments or term loans such that the first lien net leverage ratio, in the case of first lien indebtedness, and the secured net leverage ratio, in the case of junior lien indebtedness, would be no greater than 2.00 to 1.00, subject to certain conditions and receipt of commitments by existing or additional financial institutions and institutional lenders. All borrowings under the Senior Credit Facility are subject to the satisfaction of usual and customary conditions, including the absence of a default and the accuracy of the representations and warranties.

Interest Rate and Fees. Loans under the Revolving Facility, at our option, may be maintained from time to time as (a) LIBO rate loans, which bear interest at a rate per annum equal to the LIBO rate plus the Applicable Margin (as defined in the Credit Agreement) plus the Mandatory Cost (as defined in the Credit Agreement), if applicable, or (b) base rate loans which shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin. “LIBO rate” is defined as the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any; provided, that such LIBO rate may not be less than 1.00% per annum with respect to amounts outstanding under the Term Loan. “Base Rate” is defined as the higher of (x) the federal funds rate plus 1/2 of 1.00%, (y) the rate in effect as publically announced by Deutsche Bank AG New York Branch, as its “prime rate” and (z) the LIBO rate plus 1.00%. The Applicable Margin applied to borrowings under the Revolving Facility may be subject to one step-down based on our total net leverage ratio. On the last day of each calendar quarter we will be required to pay a commitment fee in respect of any unused commitments under the Revolving Facility equal to 0.50% per annum. The commitment fee may be subject to one step-down based on our total net leverage ratio.

Collateral; Guarantees. The Senior Credit Facility is collateralized by a security interest in substantially all of the assets of Trinseo Materials Operating S.C.A., as lead borrower, Trinseo Materials Finance, Inc., as co-borrower, and the guarantors thereunder including Trinseo Materials S.à r.l., certain U.S. subsidiaries and certain foreign subsidiaries organized in Luxembourg, The Netherlands, Hong Kong, Singapore, Ireland, Germany and Switzerland.

Maturity and Amortization The Revolving Facility has a maturity date of five years and the Term Loan has a maturity date of six-and-a-half years. Loans made pursuant to the Revolving Facility must be repaid in full on or prior to its maturity date. The Term Loan requires scheduled quarterly payments in amounts equal to 0.25% of the original principal amount of the Term Loan with the balance paid at maturity.

Covenants. The Senior Credit Facility requires the Borrowers and their restricted subsidiaries to comply with customary affirmative, negative and financial covenants. Set forth below is a brief description of each.

Restrictive Covenants. The Senior Credit Facility contains covenants that, subject to certain exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things: incur liens; make certain loans and investments; incur additional debt (including guarantees or other contingent obligations); merge, consolidate liquidate or dissolve; transfer or sell assets; pay dividends and other distributions to shareholders or make certain other restricted payments; enter into transactions with affiliates; restrict any restricted subsidiary from paying dividends or making other distributions or agree to certain negative pledge clauses; materially alter the business we conduct; prepay certain other indebtedness and amend certain material documents; and change our fiscal year.

Financial Covenants. The Revolving Facility contains a financial covenant that requires us to comply with a springing first lien net leverage ratio test. If the outstanding balance under the Revolving Facility exceeds 30% of the $325.0 million borrowing capacity (excluding undrawn letters of credit up to $10.0 million and cash collateralized letters of credit) at a quarter end, then our first lien net leverage ratio may not exceed 2.00 to 1.00. If we fail to comply with this covenant and our noncompliance is not waived by the required lenders under the Revolving Facility, an event of default would occur.

Events of Default The Senior Credit Facility provides for customary events of default, including: (i) nonpayment of any principal, interest or fees (subject to applicable grace periods), (ii) failure to perform or observe any covenants (subject to applicable grace periods), (iii) material inaccuracy of representations or warranties, (iv) cross default and cross acceleration to indebtedness subject to a threshold amount, (v) certain bankruptcy events, (vi) judgments subject to a threshold amount not covered by insurance or indemnity, (vii) invalidity of the definitive agreement for the Senior Credit Facility or any related security or guaranty document, (viii) a change of control, (ix) ERISA liabilities which result in a material adverse effect, and (x) invalidity of any material portion of the security interest in assets securing the Senior Credit Facility. Upon an event of default and absent a waiver or an amendment from the requisite lenders, the administrative agent may terminate commitments and accelerate payment of all outstanding borrowings under the Revolving Facility and Term Loan, subject to any applicable cure period.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

Upon the completion of the refinancing transactions described under Item 1.01, the Issuers irrevocably deposited with the trustee, Wilmington Trust, National Association, under the indenture governing the Issuers’ 8.750% Senior Secured Notes due 2019 (the “Senior Secured Notes”) approximately $1,291 million to fund the redemption on May 13, 2015 (the “Redemption Date”) of the Senior Secured Notes in accordance with the indenture governing the Senior Secured Notes, thereby effecting a satisfaction and discharge of such indenture. The redemption price in respect of $132.5 million in aggregate principal amount of the Senior Secured Notes was equal to 103% of such amount plus accrued and unpaid interest to, but excluding, the Redemption Date and the redemption price in respect of the balance of the outstanding aggregate principal amount of the Senior Secured Notes was 106.153% of such amount plus accrued and unpaid interest to, but excluding, the Redemption Date.

In addition, upon the completion of the refinancing transactions described under Item 1.01, the Company terminated its Credit Agreement dated June 17, 2010 as amended on February 2, 2011, July 28, 2011, February 13, 2012, August 9, 2012, January 29, 2013 and December 3, 2013 among certain subsidiaries of the Company, Deutsche Bank AG New York Branch, as administrative agent, collateral agent L/C issuer and swing line lender, and the Lenders party thereto. All amounts payable thereunder were repaid.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture among Trinseo Materials Operating S.C.A., Trinseo Materials Finance, Inc. and The Bank of New York Mellon, as Trustee, dated as of May 5, 2015

10.1	Credit Agreement among Trinseo Materials Operating S.C.A., Trinseo Materials Finance, Inc. together with Trinseo Holdings S.à r.l., and Trinseo Materials S.à r.l. Deutsche Bank AG New York Branch, as administrative agent, collateral agent L/C issuer and swing line lender, Citigroup Global Markets Inc., as syndication agent, and the lenders from time to time party thereto, dated as of May 5, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinseo S.A.

By:	/s/ Angelo N. Chaclas
Name:	Angelo N. Chaclas
Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

Date: May 11, 2015

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture among Trinseo Materials Operating S.C.A., Trinseo Materials Finance, Inc. and The Bank of New York Mellon, as Trustee, dated as of May 5, 2015

10.1	Credit Agreement among Trinseo Materials Operating S.C.A., Trinseo Materials Finance, Inc. together with Trinseo Holdings S.à r.l., and Trinseo Materials S.à r.l. Deutsche Bank AG New York Branch, as administrative agent, collateral agent L/C issuer and swing line lender, Citigroup Global Markets Inc., as syndication agent, and the lenders from time to time party thereto, dated as of May 5, 2015